Exhibit 99.1
For Release at 8:00 AM EDT on Thursday, October 9, 2008
Gasco Energy Updates Uinta Basin Activities
DENVER — (PR Newswire) — October 9, 2008 — Gasco Energy, Inc. (NYSE Alternext US: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin.
Record Quarterly Production
Estimated cumulative net production for the quarter ended September 30, 2008 was 1,252 million cubic feet equivalent (MMcfe), an increase of 28.4% over third quarter 2007 production of 975 MMcfe. Net production increases are attributed to the completion of new wells and recompletions of existing wells partially offset by normal production declines in existing wells. Rockies natural gas prices were particularly soft during parts of September due in part to seasonal demand decreases and to the scheduled hydrostatic testing on the Rockies Express Pipeline. As a result of the lower gas prices, Gasco elected to shut-in or curtail a portion of its daily production totaling approximately 3 MMcfe per day during the month of September (90 MMcfe for the quarter). Production during October continues to be curtailed by a similar daily volume. As it has in prior shoulder periods, the Company continues to manage a portion of its sales volumes to maximize realized prices by strategically curtailing production during the shoulder months heading into the winter heating season.
Gasco Energy Net Production Detail

	Three-months			Nine-months
	Ended			Ended
	Sept.	Sept.		Sept.	Sept.
	30,	30,		30,	30,	%
	2008*	2007	% Change	2008*	2007	Change
Natural Gas / MMcf	1,182	916	29.0%	3,517	2,969	18.5%
Oil / MBbls	11.7	9.8	19.4%	34.8	30.1	15.6%
Natural Gas Equivalents / MMcfe	1,252	975	28.4%	3,726	3,149	18.3%

*	Includes preliminary production estimates for the third quarter of 2008
Drilling Activity
During the third quarter of 2008, Gasco spudded five gross wells (1.67 net) and reached total depth (TD) on three gross wells (1.00 net). All of the wells during the quarter were drilled into the Upper Mancos shale. Average time to TD on the last 10 Upper Mancos shale wells is 25.2 days out from surface casing. Drilling engineers continue to improve time to TD. The Company’s last two Mancos shale wells reached TD in 14 days and 22 days out from surface casing, demonstrating continued progress in achieving the Company’s 25-day target for the Upper Mancos wells. The 14-day well was drilled to a depth of 14,245 feet, a new company record for an Upper Mancos shale well. The Company now has 16 wells that have reached TD within the Mancos shale, two of which have tested the Dakota Formation.

The GCS #23-16 (25% working interest, Gasco operated), a Dakota and full Mancos shale interval test, reached TD of 16,610 feet on June 13, 2008. Industry-wide service company equipment and supply constraints have delayed the completion of the well until later in the fourth quarter 2008. Given the current gas price environment, the Company believes it will now benefit from a later completion date.
Completion Activity
During the third quarter, Gasco conducted initial completion operations on four gross wells (1.33 net) and re-entered three gross wells (0.74 net) to complete behind-pipe pay zones. Gasco has now completed 12 wells in the Mancos shale interval since it began targeting the Mancos in mid-2007. Nine of the 12 wells are completed or recompleted with additional up-hole pay zones. There are currently three Mancos shale wells and one Mancos/Dakota/Morrison well awaiting initial completion.
At September 30, 2008, Gasco operated 124 gross wells. The Company currently has an inventory of 28 operated wells with up-hole recompletions and four wells awaiting initial completion activities.
Asset Divestitures
Consistent with the Company’s stated goal of divesting of certain non-core assets, during the third quarter 2008 Gasco sold to the operator its interest in four gross producing wells (one net producing well), leasehold and proven reserves in the Prickly Pear Field in the West Tavaputs area of the Uinta Basin. Proceeds to Gasco from the divestiture were $7.5 million with an effective date of August 21, 2008. The sale includes, as of December 31, 2007, approximately 640 gross acres (160 net acres) with 6.0 Bcfe of proven reserves, of which approximately 1.7 Bcfe was developed. The sale represents approximately 1.0 million cubic feet per day of net production, or approximately 7% of Gasco’s daily net production at the time of the sale. Prickly Pear field wells produce primarily from the Wasatch and Mesaverde formations. The properties carried a year-end 2007 PV-10 value of approximately $6.0 million. Gasco’s investment in the field was approximately $3.0 million.
2008 Capital Expenditure Program
Upon reaching TD on the Federal 11-19 well, the Company intends to drill the remainder of the 2008 program with one drilling rig. The one-rig program will allow Gasco to drill within its budget. There are no long-term day-rate obligations on the rig it will lay down.
Management Comment
Commenting on Uinta activities, Gasco CEO and President, Mark Erickson said: “September gas prices were low due to both seasonal factors and reduced takeaway capacity because of hydrostatic testing on the Rockies Express Pipeline for much of the month. To mitigate some of our exposure to price volatility, we have 8,000 MMBtu per day hedged for the remainder of 2008 at an average NW Rockies price of approximately $6.27/mmbtu. We opted to lay down one rig because of uncertainty about price and to better align our 2009 capital budget with our cash flow. The sale of our Prickly Pear interest brings our year-to-date asset sales to $9.2 million, including earlier sales of a license to our 2-D data in Utah and a prospect fee on one of our California diatomite plays. Our balance sheet is strong. We ended the quarter with $12 million in loans under our $45 million borrowing base credit facility. Our operating cash flow and the liquidity available to us via the credit facility are more than adequate for us to continue drilling to our interest with one rig through 2009 while increasing production.”
Third Quarter 2008 Financial Results
Gasco expects to announce its third quarter results on November 4, 2008. The Company will schedule a conference call on November 5, 2008 to discuss third quarter operational and financial results.
About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit http://www.gascoenergy.com.
Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under “Risk Factors” in Item 1. of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 4, 2008, and in Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission on August 4, 2008.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044